Exhibit 12-A



               CHRYSLER FINANCIAL CORPORATION AND SUBSIDIARIES

             COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                          Three Months Ended
                                                                March 31,
                                                              (Unaudited)
                                                         --------------------
                                                          1995          1994
                                                         ------        ------
                                                         (dollars in millions)
   Net Earnings before cumulative effect
      of changes in accounting principles                $ 69          $ 47
        Add back:
          Taxes on income                                  40            28
          Fixed charges                                   217           190
                                                         ----          ----

            Earnings available for fixed charges         $326          $265
                                                         ====          ====

        Fixed charges:
          Interest expense                               $213          $185
          Rent                                              4             5
                                                         ----          ----

            Total fixed charges                          $217          $190
                                                         ====          ====

   Ratio of earnings to fixed charges                    1.50          1.39
                                                         ====          ====



The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).